Exhibit 99.3
NEWS RELEASE

CONTACTS July 9, 2024
Jennifer Hendricks Sullivan (Media Relations)
jennifer.hendricks.sullivan@53.com | 614-744-7693
Matt Curoe (Investor Relations)
Matthew.Curoe@53.com | 513-534-2345

Fifth Third Enters into Settlement Agreement with CFPB

CINCINNATI – Fifth Third Bank announced today it has reached a comprehensive settlement agreement with the Consumer Financial Protection Bureau (CFPB) to resolve both its litigation related to sales practices and an investigation into the Bank’s auto finance servicing activities. Fifth Third has agreed to pay a $15 million fine for sales practices and a $5 million fine for auto finance servicing activities. This agreement requires Fifth Third to maintain existing policies and develop compliance plans. The Bank will also work with the Bureau’s supervisory arm to develop and implement remediation plans for any customers whom the Bank has not already remediated for these issues. The settlement resolves disputed sales practices issues related to a limited number of accounts opened beginning in 2010 and ending in 2016. The settlement also addresses the CFPB’s concerns about an auto collateral protection insurance program that Fifth Third voluntarily discontinued in January 2019.

“Today’s settlement concludes both the sales practices litigation with the CFPB, and its separate investigation into certain auto finance servicing activities related to a collateral protection insurance program that the Bank shut down in 2019 before the CFPB began its investigation,” said Susan Zaunbrecher, chief legal officer of Fifth Third. “We have already taken significant action to address these legacy matters, including identifying issues and taking the initiative to set things right. We consistently put our customers at the center of everything we do. We are pleased to put these historical matters behind us so we can continue to focus on creating sustainable long-term value for our shareholders, customers, employees and in our communities.”

About Fifth Third
Fifth Third is a bank that’s as long on innovation as it is on history. Since 1858, we’ve been helping individuals, families, businesses and communities grow through smart financial services that improve lives. Our list of firsts is extensive, and it’s one that continues to expand as we explore the intersection of tech-driven innovation, dedicated people and focused community impact. Fifth Third is one of the few U.S.-based banks to have been named among Ethisphere’s World’s Most Ethical Companies® for several years. With a commitment to taking care of our customers, employees, communities and shareholders, our goal is not only to be the nation’s highest performing regional bank, but to be the bank people most value and trust.

Fifth Third Bank, National Association, is a federally chartered institution. Fifth Third Bancorp is the indirect parent company of Fifth Third Bank, and its common stock is traded on the NASDAQ® Global Select Market under the symbol "FITB." Investor information and press releases can be viewed at www.53.com.
# # #